EX-2.1

                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF NEW JERSEY

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  In re:                                      Chapter 11

  GRAND COURT LIFESTYLES, INC.,               Case No. 00-32578 (NLW)

                  Debtor.

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            SECOND AMENDED JOINT PLAN OF REORGANIZATION, AS MODIFIED

                                        SILLS CUMMIS RADIN
                                         TISCHMAN EPSTEIN & GROSS, P.A.
                                        One Riverfront Plaza
                                        Newark, New Jersey 07102-5400
                                        (973) 643-7000
                                        Attorneys for Debtor-in-Possession

                                        WASSERMAN JURISTA AND STOLZ
                                        225 Millburn Avenue
                                        Millburn, New Jersey 07041
                                        (973) 467-2700
                                        Attorneys for the Official Committee of
                                         Unsecured Creditors
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      Grand Court Lifestyles, Inc. ("Grand Court" or the "Debtor") and the
Official Committee Of Unsecured Creditors (the "Committee") (collectively the "Proponents") hereby jointly propose the following plan of reorganization pursuant to the provisions of chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.101, et seq.

                                    ARTICLE I

                                   DEFINITIONS

      All capitalized terms used herein and not otherwise defined shall have the meanings hereinafter set forth in this Article I, unless the context clearly requires otherwise. Singular terms shall include the plural and plural terms shall include the singular.

      1.1 "Administrative Expense Claim" means any Claim against the Debtor entitled to priority in accordance with sections 503(b) and 507(a)(1) of the Bankruptcy Code (including, without limitation, any actual and necessary expenses of preserving the Debtor's Estate arising and accruing after the Petition Date and including (a) all awards of compensation and/or reimbursement of expenses of Professional Persons made by the Bankruptcy Court under sections 330 and/or 331 of the Bankruptcy Code); and (b) the fees and charges, if any, due to the United States Trustee pursuant to section 1930 of Title 28 of the United States Code.

      1.2 "Allowed" with respect to any "Claim" means: (a) any Claim against or Equity Interest in the Debtor, proof of which was filed on or before the date designated by the Bankruptcy Court as the last day for filing proofs of Claim against the Debtor, or which has been or hereafter is scheduled by the Debtor as liquidated in amount and not disputed or


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contingent and, in either case, a Claim as to which no objection to the allowance thereof has been interposed within any applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or an order of the Bankruptcy Court, or as to which an objection has been interposed and such Claim has been allowed in whole or in part by a Final Order; (b) any Administrative Expense Claim arising in the ordinary course of business which has not been objected to within such time as is prescribed by the Bankruptcy Court, Bankruptcy Code, or Bankruptcy Rules; or (c) a Claim that is Allowed pursuant to a Final Order. Unless otherwise specified in the Plan, the phrase "Allowed Claim" shall not, for purposes of computation of Distributions under the Plan, include interest on the amount of a Claim from and after the Petition Date.

      1.3 "Avoidance Action" means any action arising under sections 544, 547, 548, 549, 550 or 553 of the Bankruptcy Code.

      1.4 "Bank Agents" mean BNY and HSBC in their respective capacities as Bank Agents under the BNY Bank Agreements and the HSBC Bank Agreements.

      1.5 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, and as codified in Title 11 of the United States Code, as in effect from time to time.

      1.6 "Bankruptcy Court" means the United States Bankruptcy Court for the District of New Jersey, King Federal Building, 50 Walnut Street, Third Floor, Newark, New Jersey 07102.

      1.7 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended, in effect on the Effective Date.


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      1.8 "Bar Date" means November 16, 2000, such date having been fixed by order of the Bankruptcy Court, on or before which date all Persons asserting a Claim against the Debtor (other than Professional Persons or Persons asserting Administrative Expense Claims) must have filed a proof of claim or be forever barred from asserting a Claim against the Debtor or its property, and from voting on the Plan and/or sharing in any Distributions thereunder.

      1.9 "Batchelor" means George Batchelor, any agent, assignee, representative, professional or person or entity acting on his behalf.

      1.10 "Batchelor Debentures" means the Debentures purchased and issued solely to Batchelor which are enumerated as follows: $11,770,000 in principal face amount of 12% Debentures Due April 15, 2005 Series B-1; $10,000,000 in principal face amount of 12% Debentures Due June 15, 2006 Series B-2; and $10,000,000 in principal face amount of 12% Debentures Due December 15, 2006 Series B-3.

      1.11 "BNY" means the Bank of New York, in its capacity as Bank Agent under the BNY Bank Agreements.

      1.12 "BNY Bank Agreements" means the ten (10) bank agreements between Grand Court and BNY relating to the Debentures listed on Exhibit "A," hereto.

      1.13 "Cash" means lawful currency of the United States of America.

      1.14 "Chapter 11 Case" or "Case" means the Debtor's case for reorganization under chapter 11 of the Bankruptcy Code, Case No. 00-32578 commenced as of the Petition Date.

      1.15 "Claim" means: (i) a right to payment from the Debtor and/or the Estate whether or not such right is reduced to judgment, liquidated or unliquidated, fixed or


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contingent, asserted or unasserted, matured or unmatured, disputed or undisputed, legal, equitable, secured or unsecured, or (ii) a right to an equitable remedy from the Debtor and/or the Estate for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured.

      1.16 "Class" means any group of Claims or Equity Interests which are substantially similar to each other as classified pursuant to this Plan.

      1.17 "Confirmation" means the entry by the Bankruptcy Court of a Confirmation Order.

      1.18 "Confirmation Date" means the date of the entry of the Confirmation Order upon the legal docket of the Clerk of the Bankruptcy Court.

      1.19 "Confirmation Order" means the order signed and issued by the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code confirming this Plan including but not limited to the approval of the provisions of Article VII and the settlement agreement(s) provided for in Section 8.1(b).

      1.20 "Creditor" means the holder of a Claim, an interest in a Claim, an Allowed Claim or a disputed Claim, as the case may be.

      1.21 "Creditors' Committee" or "Committee" means the Official Committee of Unsecured Creditors appointed in this case pursuant to Section 102 of the Bankruptcy Code.

      1.22 "Debtor" means Grand Court Lifestyles, Inc.

      1.23 "Disclosure Statement" means the Disclosure Statement relating to the Debtor's Plan of Reorganization filed in the Chapter 11 Case, and approved by order of the


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Bankruptcy Court as containing adequate information in accordance with section
1125 of the Bankruptcy Code.

      1.24 "Disputed Claim" means a Claim (or portion thereof) against the Debtor as to which: (a) a proof of Claim has been filed, or deemed filed, under applicable law or order of the Bankruptcy Court, with the Bankruptcy Court; (b) an objection has been timely filed; and (c) such objection has not been: (i) withdrawn, (ii) overruled or denied by a Final Order, or (iii) granted by a Final Order; provided however, the Bankruptcy Court may estimate a Disputed Claim for purposes of allowance pursuant to section 502(c) of the Bankruptcy Code. For purposes of the Plan, a Claim shall be considered a Disputed Claim if:
(w) before the time that an objection has been or may be filed, the amount of the Claim specified in the proof of Claim exceeds the amount of any corresponding Claim scheduled by the Debtor in the Schedules; (x) there is a dispute as to classification of the Claim; (y) the Claim is unliquidated; or (z) the Claim has been or hereafter is listed on the Schedules as unliquidated, disputed, or contingent, or is not listed on the Schedules.

      1.25 "Distribution" means the payment to Creditors pursuant to, and as required by, this Plan.

      1.26 "Distribution Agent" means HSBC Bank USA

      1.27 "Effective Date" means the first day on which all of the following have occurred: (i) the Court has entered Final Orders approving settlement agreements between the Estate and John Luciani (the "Luciani Settlement"), the Estate and the decedent estate of George Batchelor (the "Batchelor Settlement") and the Estate and the decedent estate of Bernard Rodin and the other parties to said settlement agreement (the "Rodin Settlement");


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(ii) the Court has entered Orders providing for the Luciani Settlement and the
Rodin Settlement to be filed under seal; (iii) the Batchelor Settlement has been approved by the probate court administering Bachelor's decedent estate; (iv) the Court has approved the Liquidating Trust Agreement; (v) the Court has approved a compensation arrangement between the Estate and the Plan Administrator; (vi) the Court has entered a Final Order, on notice to the limited partners in the Multi-Family Investing Partnerships, which is subject to HUD approval, authorizing the transfer and assignment of the Multi-Family Partnership Interests by the Released Persons and authorizing the assignment, substitution and admission of the Estate or the Liquidating Trustee or entities designated by the Estate or the Liquidating Trustee as the general partners in the partnerships listed on Exhibit "D" hereto in which any of the Released Persons is or owns, in whole or in part, a general partner and any other modifications to the agreements of such partnerships incident thereto; and (vii) the Confirmation Order has become a Final Order.

      1.28 "Equity Committee" means the official Committee of Unsecured Equity Investors heretofore appointed in the Debtor's Chapter 11 Case, as may be redesignated from time to time, pursuant to section 1102 of the Bankruptcy Code

      1.29 "Equity Interest" or "Interest" means any equity interest in the Debtor.

      1.30 "Estate" means the estate created by section 541(a) of the Bankruptcy Code, including the estate that remains in existence following the Effective Date and shall include all Estate Property.

      1.31 "Estate Property" means: (i) the Debtor's Estate within the meaning of section 541 of the Bankruptcy Code, including without limitation all of the Debtor's rights, title and


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interest in the properties identified in the Schedules, all proceeds and income from or of such properties, and all claims of the Debtor; and (ii) after the Effective Date, the foregoing property as it shall remain in the Estate or as is collected thereafter.

      1.32 "Examiner" means Brian T. Moore, CPA, the examiner appointed in the Case by Order of the Bankruptcy Court pursuant to section 1104 of the Bankruptcy Code.

      1.33 "Facilities" means the senior living communities managed by the Debtor as of the Petition Date and set forth on Exhibit "B" hereto.

      1.34 "Final Order" means a judgment, order or decree issued and entered by the Bankruptcy Court or by any state or federal court or other tribunal located in one of the states, territories or possessions of the United States or the District of Columbia, which judgment, order or decree: (a) has not been reversed or stayed and as to which the time to appeal therefrom has expired and as to which no appeal or petition for review, rehearing or certiorari is pending; or
(b) with respect to which an appeal therefrom has been finally decided and no further appeal or petition for certiorari can be taken or granted.

      1.35 "General Unsecured Claim" means any Claim that is not secured by a Lien on any asset of the Estate nor entitled to treatment as a Priority Claim.

      1.36 "HSBC" means HSBC Bank USA in its capacity as successor trustee under the HSBC Indentures and in its capacity as successor Bank Agent under the HSBC Bank Agreements.

      1.37 "HSBC Bank Agreements" means the following nine bank agreements between Grand Court and BNY, as predecessor Bank Agent:


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            1. The Bank Agreement, dated as of December 15, 1994, between certain predecessors to Grand Court and BNY, as predecessor Bank Agent, pursuant to which $3,217,410.61 aggregate principal amount of Grand Court's Series 1, Short Term Step-up Bonds due March 15, 2001 remain outstanding;

            2. The Bank Agreement, dated as of August 3, 1995, between certain predecessors to Grand Court and BNY, as predecessor Bank Agent, pursuant to which $223,251.00 aggregate principal amount of Grand Court's 12.375% Series 2 Bonds due April 15, 2003 remain outstanding;

            3. The Bank Agreement, dated as of September 6, 1996, between Grand Court and BNY, as predecessor Bank Agent, pursuant to which $7,500,000.00 aggregate principal amount of Grand Court's 13.125% Retirement Financing Notes III due October 31, 2001 remain outstanding;

            4. The Bank Agreement, dated as of October 22, 1996, between Grand Court and BNY, as predecessor Bank Agent, pursuant to which $7,500,000.00 aggregate principal amount of Grand Court's 13.125% Retirement Financing Notes IV due March 31, 2002 remain outstanding;

            5. The Bank Agreement, dated as of May 14, 1997, between Grand Court and BNY, as predecessor Bank Agent, pursuant to which $7,500,000.00 aggregate principal amount of Grand Court's 13.125% Retirement Financing Notes V due June 30, 2003 remain outstanding;

            6. The Bank Agreement, dated as of November 6, 1997, between Grand Court and BNY, as predecessor Bank Agent, pursuant to which $6,000,000.00 aggregate


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principal amount of Grand Court's 13.125% Retirement Financing Notes VI due
April 15, 2001 remain outstanding;

            7. The Bank Agreement, dated as of November 20, 1997, between Grand Court and BNY, as predecessor Bank Agent, pursuant to which [$6,000,000.00] aggregate principal amount of Grand Court's 13.125% Retirement Financing Notes VII due October 15, 2002 remain outstanding;

            8. The Bank Agreement, dated as of July 20, 1999, between Grand Court and BNY, as predecessor Bank Agent, pursuant to which [$10,000,000.00] aggregate principal amount of Grand Court's 13.125% Retirement Financing Notes VIII due June 15, 2007 remain outstanding;

            9. The Bank Agreement, dated as of November 10, 1999, between Grand Court and BNY, as predecessor Bank Agent, pursuant to which [$10,673,000.00] aggregate principal amount of Grand Court's 13.125% Retirement Financing Notes IX due November 30, remain outstanding.

      1.38 "HSBC Indentures" means the following two Indentures:

      1. Indenture, dated as of October 1, 1998, between Grand Court and BNY, as predecessor Trustee, pursuant to which [$15,000,000.00] aggregate principal amount of Grand Court's 11% Series A Notes due December 15, 2005, remain outstanding.

      2. Indenture, dated as of June 1, 1999, between Grand Court and BNY, as predecessor Trustee, pursuant to which [$1,350,000.00] aggregate principal amount of Grand Court's 11% Series B Notes due June 15, 2007 remain outstanding.

      1.39 "Indenture Trustee" means HSBC.


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      1.40 "Indentures" mean the HSBC Indentures.

      1.41 "Indenture Trustee and Bank Agent Charging Lien" means any Lien or other priority in payment asserted by the Bank Agents or the Indenture Trustee, pursuant to the Indentures and/or the Bank Agreements, against Distributions to be made to holders of the Securities for payment of any Indenture Trustee or Bank Agent Fees.

      1.42 "Indenture Trustee and Bank Agent Fees" means the reasonable compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys' and agents' fees, expenses and disbursements, incurred by the Indenture Trustee and/or the Bank Agents, whether prior to or after the Petition Date and whether prior to or after the consummation of the Plan, including fees of the Indenture Trustee and the Bank Agents to be incurred in connection with making Distribution(s).

      1.43 "Investor Notes" means promissory notes given by Limited Partners in syndicated Facilities in payment of the deferred portion of the purchase price of their limited partnership interests.

      1.44 "LP Recovery Fund" has the meaning assigned to it in the Purchase Agreement.

      1.45 "LP Offset" has the meaning assigned to it in the Purchase Agreement.

      1.46 "Lien" shall have the meaning assigned to it in section 101(37) of the Bankruptcy Code.

      1.47 "Limited Partner" means a limited partner in one or more of the limited partnerships syndicated by the Debtor or one of its predecessors to invest in one or more of the Facilities.


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      1.48 "Liquidating Trust" means the trust to be established pursuant to
Article 4 hereof.

      1.49 "Liquidating Trust Agreement" means the trust agreement governing the administration of the Liquidating Trust which shall be submitted to the Bankruptcy Court prior to Confirmation and approved as part of the Confirmation Order.

      1.50 "Liquidating Trustee" means the person to be designated prior to Confirmation and approved as part of the Confirmation Order to serve as trustee of the Liquidating Trust and to perform the duties set forth in Article 4 hereof.

      1.51 "Loans and Exchanges" means the advances made by the Debtor to various investing partnerships and owning partnerships listed on Exhibit D hereto.

      1.52 "Local Rules" means the Local Bankruptcy Rules of the Bankruptcy Court, as amended, in effect as of the Effective Date.

      1.53 "Multi-Family Partnership Interest" means a limited partner interest or general partner interest in any partnership listed on Exhibit "D" hereto, which interest is transferred or assigned to the Estate, the Liquidating Trust or as otherwise agreed upon by the parties pursuant to the agreement(s) among such parties described in Section 8.1B hereof, a form of which is attached hereto as Exhibit C, or an interest in the entity which owns a general partner interest in any partnership listed on Exhibit D hereto which interest is transferred or assigned to the Estate, the Liquidating Trust or as otherwise agreed upon by the parties pursuant to the agreement(s) among such parties described in Section 8.1B hereof, a form of which is attached hereto as Exhibit C.


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      1.54 "Multi-Family Portfolio" means the Debtor's interests in the approximately 100 multi-family housing projects listed on Exhibit "D" hereto.

      1.55 "Notes" means the nine series of bonds and notes outstanding under the HSBC Bank Agreements and the two series of notes outstanding under the HSBC Indentures, collectively.

      1.56 "Outside Directors" means Walter Feldesman, Leslie E. Goodman, Sidney Dworkin and their respective decedent's estates.

      1.57 "Plan Administrator" means Brian T. Moore who shall exercise the duties and responsibilities of the Plan Administrator pursuant to Article 4 hereof.

      1.58 "Person" has the meaning assigned to it in section 101(41) of the Bankruptcy Code.

      1.59 "Petition Date" means March 20, 2000, the date on which the Debtor filed its petition for relief under chapter 11 of the Bankruptcy Code to commence the Chapter 11 Case.

      1.60 "Plan" means this Plan of Reorganization either in its present form or as may be amended, and all exhibits hereto, which are incorporated herein by reference, and any amendments or modifications thereof.

      1.61 "Post-Confirmation Committee" means the committee which shall have the duties set forth in Article 4 of this Plan.

      1.62 "Priority Claim" means any Claim against the Debtor entitled to priority in accordance with sections 507(a)(2) - (a)(7) of the Bankruptcy Code.

      1.63 "Priority Tax Claim" means any Claim against the Debtor entitled to priority in accordance with section 507(a)(8) of the Bankruptcy Code.


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      1.64 "Pro Rata" means (i) regarding Claims, the ratio of the amount of an
Allowed Claim in a particular Class to the aggregate amount of Allowed Claims in such Class; and (ii) regarding Interests, the ratio of the amount of the Allowed Interest to the aggregate amount of Allowed Interests.

      1.65 "Professional Persons" means Persons retained prior to the Confirmation Date by a Final Order of the Bankruptcy Court pursuant to sections 327 or 1103 of the Bankruptcy Code.

      1.66 "Purchase Notes" means those notes made, issued and delivered by the Investing Partnerships listed on Exhibit "D" hereto hereto representing a respective Investing Partnership's deferred portion of the purchase price of its interest in the respective related Owning Partnership listed on Exhibit "D" hereto.

      1.67 "Recovered Batchelor Multi-Family Interests" means the purchase notes, limited partnership interests and other interests held by Batchelor and related parties, that are to be recovered by the Estate on the Effective Date under the settlement agreement between the Creditors' Committee and Batchelor and related parties. The multi-family projects related to the Recovered Batchelor Multi-Family Interests are set forth on Exhibit "E" hereto.

      1.68 "Released Person" means John Luciani, Jr., John Luciani, III, Dorian Luciani, Keith Marlowe, Catherine Merlino, Edward Glatz, Deborah Luciani, Paul Jawin, Michelle Jawin, Fran Rodin, Noel Marcus, Renato Cila, and any person who transfers, assigns or causes to be assigned Multi-Family Partnership Interest(s) owned or controlled by such person to the Estate, the Liquidating Trust or as otherwise agreed upon by the parties. These assigning or transferring persons include but are not limited to the persons set forth on Exhibit "F" hereto.


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      1.69 "Released Person Tax Payment" means each and every federal, state or local tax or any other type of tax, charge or assessment imposed on or incurred or accrued by a Released Person resulting from (i) that Released Person's transfer or assignment of Multi-Family Partnership Interest(s) to the Estate, the Liquidating Trust or as otherwise agreed by the parties; (ii) the sale, refinancing or other disposition of the properties set forth on Exhibit "G" hereto; (iii) that Released Person's transfer or assignment of general partner interests in the properties related to the Recovered Batchelor Multi-Family Interests to the extent not included in (i).

      1.70 "Securities" means the Secured Debentures, and the Notes.

      1.71 "Securityholder" means the holder of any Securities.

      1.72 "Schedules" means the Schedules of Assets and Liabilities filed by the Debtor with the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as such Schedules may be amended or supplemented from time to time pursuant to Bankruptcy Rule 1009.

      1.73 "Secured Claim" means an Allowed Claim which is secured by a Lien or encumbrance on property of the Debtor, to the extent of the value of the interest of the holder of such Claim in such property of the Debtor as may be determined by the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, or by agreement between the Debtor and the holder of the Secured Claim.

      1.74 "Secured Debentures" means the ten series of secured debentures listed on Exhibit "A" hereto and issued by the Debtor for which BNY was appointed escrow agent, authenticating agent, registrar and transfer agent, paying agent and custodian.

      1.75 "Tax" as used in "Priority Tax Claim" or elsewhere means all taxes of any kind, including without limitation any interest, additions to tax and penalties thereon.


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      1.76 "United States Trustee" shall mean the United States Trustee for
Region 3.

                                   ARTICLE II

                          CLASSIFICATION AND TREATMENT
                         OF CLAIMS AND EQUITY INTERESTS

      2.1 Administrative Expense Claims

            A. Determination of Administrative Expense Claims

      Prior to the Effective Date, the Debtor may seek and obtain a determination of the Allowed Administrative Expense Claim of any Creditor asserting such a Claim pursuant to the Bankruptcy Code, the Bankruptcy Rules and the Local Rules, other than awards to professionals retained by the Estate and the Examiner which shall be paid after notice and a hearing as set forth herein.

            B. Treatment

      Each such holder of an Administrative Expense Claim shall be paid the full amount of its Allowed Claim in Cash on the Effective Date, unless the holder of such Claim agrees in writing to different treatment.

      2.2 Priority Tax Claims

            A. Treatment

      Each holder of a Priority Tax Claim shall be paid the full amount of its Allowed Claim, in Cash, on the Effective Date unless the holder of such Claim agrees in writing to different treatment.

      2.3 Class 1: Non-Tax Priority Claims

            A. Classification

      Class 1 consists of Allowed Non-Tax Priority Claims.


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            B. Treatment

      Each holder of a Class 1 Claim shall be paid the full amount of the Allowed Non-Tax Priority Claim in Cash on the Effective Date unless the holder of such Claim agrees in writing to different treatment.

            C. Voting

      Class 1 is unimpaired by the Plan and the holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.


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      2.4 Class 2: Holders of Secured Debentures

            A. Classification

      Class 2 consists of the holders of Secured Debentures.

            B. Treatment

      The treatment of Class 2 is in accordance with a settlement of litigation commenced against the Debtor by BNY described in the Disclosure Statement. Prior to the Confirmation Date the Debtor and the Creditors Committee intend to file with the Bankruptcy Court an application to approve the settlement pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure, on notice to all creditors and other parties in interest and to request that the Bankruptcy Court conduct a hearing to approve the settlement prior to Confirmation. Accordingly, approval of the settlement by the Bankruptcy Court is a condition to confirmation of this Plan. This class shall receive on the Effective Date an Allowed Secured Claim equal to the Distributions described in Section 4.4B hereof. Pursuant to the settlement, notwithstanding the previously distinct allocations of collateral across each of the ten series of Secured Debentures listed on Exhibit A annexed hereto, each holder of a Secured Debenture shall share and share alike on a pro rata basis in all proceeds received by BNY under this Plan, subject to charges asserted by BNY as described in Article 4.6 hereof. Hence, each and every Class 2 holder of a Secured Debenture shall be entitled to a pro rata distribution irrespective of whether or not that particular holder's original lien previously attached to the particular multi-family property or properties which constitute the source of such proceeds.

      Amounts shall be paid to BNY as disbursing agent by the Trustee of the Liquidating Trust when and as such net proceeds become available; but in no event later than the time that


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any net proceeds are disbursed by the Liquidating Trustee to the Plan
Administrator pursuant to Section 4.4B hereof. The members of this class shall have a deficiency claim equal to the principal balance due on the Secured Debentures, as of the Petition Date, less the Allowed Secured Claim calculated using the method described in this section, which claim shall be a Class 7 Claim and shall share pro-rata in the recovery with the other holders of Class 7 Claims. For purposes of establishing the deficiency claim of this class, at or prior to the Confirmation Date, the Multi-Family Portfolio shall be valued, as of the Confirmation Date, either by agreement between BNY, the Debtor and the Creditors' Committee or, if agreement cannot be reached, by Order of the Court. However, in no event shall the Multi-Family Portfolio be deemed to be valued at less than $62 million for purposes of establishing the initial deficiency claim. Prior to every Distribution subsequent to the initial Distribution, the Plan Administrator shall prepare estimates of the deficiency claim taking into account a comparison of the proceeds received under Section 2.4B hereof as of such date with the projections relied upon to calculate the initial deficiency.

            C. Voting

      Class 2 is impaired by the Plan and each of the holders of Class 2 Claims (the holders of the Secured Debentures) are entitled to vote to accept or reject the Plan.

      2.5 Class 3: Batchelor Claims

            A. Classification

      Class 3 consists of the Allowed Claims of George Batchelor.

            B. Treatment.

      Class 3 shall be treated in accordance with the Term Sheet between the Creditors' Committee and Batchelor annexed hereto as Exhibit "H".


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            C. Voting

      Class 3 is impaired by the Plan and is entitled to vote to accept or reject the Plan.

      2.6 Class 4: Investor Note Lenders

            A. Classification

      Class 4 consists of the holders of claims secured by Liens on Investor Notes.

            B. Treatment

      The members of this class shall retain their Liens and shall, as of the Effective Date, have relief from the automatic stay, to the extent not previously provided, to pursue collection of their claims from the makers of the Investor Notes. To the extent that these collection efforts fail to satisfy the claim of any of the Investor Note Lenders in full, together with interest at the contract rate, and to the further extent that the Investor Note Lenders fail to recover such deficiency from any third party, said Lender shall be entitled to a Class 7 deficiency claim equal to the difference between the claim of said Investor Note Lender and the amount collected by it from the makers of the Investor Notes. The Debtor and the Creditors' Committee reserve the right to request that the Court compel the members of Class 4 to collect any deficiency from GFB-AS Investors, LLC under GFB-AS Investors, LLC's agreement to guaranty such deficiency claims. Upon recovery of the full amount of their claims, the Investor Note Lenders shall return to the Plan Administrator any Investor Notes that remain unpaid. In the event that any Investor Note Lender recovers more than the amount of its claim from the makers of the Investor Notes, the Investor Note Lender shall remit the surplus to the Plan Administrator. Upon Application made to the Court by the Debtor and/or the Creditors' Committee on or prior to the Confirmation Date, the Court shall value the collateral securing


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the Liens of any or all of the Investor Note Lenders for purposes of determining the Allowed Secured Claim and the Allowed deficiency claim of such Investor Note Lenders for purposes of 11 U.S.C. Section 506(a).

            C. Voting

      The members of this class may be impaired under the Plan. If any Class 4 creditor is impaired, such creditor may vote to accept or reject the Plan.

      2.7 Class 5: Holders of Liens on Caton Towers

            A. Classification

      Class 5 consists of the holders of Allowed Secured Claims on the Debtor's interest in shares and/or units of Caton Towers Owners Corp. ("Caton Towers"), a residential co-operative apartment building.

            B. Treatment

      The members of this class shall retain their Liens and shall be paid the full amount of their Allowed Secured Claims, together with interest, from the proceeds from the sales of the Caton Tower interests that are subject to their Liens. To the extent that the net proceeds from sale of the interests subject to their Liens are insufficient to pay the full amount of their secured claims with interest, the holders of Class 5 claims shall be entitled to a Class 7 deficiency claim equal to the difference between the amount realized from the sale of the Caton Towers interests subject to their Liens and their Allowed Secured Claims.

            C. Voting

      The members of this class may be impaired under the Plan. If any class 5 creditor is impaired, such creditor may vote to accept or reject the Plan.

      2.8 Class 6: Other Secured Creditors

            A. Classification

      Class 6 consists of all other Secured Claims not otherwise identified in this Plan.

            B. Treatment.

      If the Debtor elects to treat the holder of an Allowed Class 6 Secured Claim under this Plan, rather than by separate motion, then each holder of a Class 6 Allowed Secured Claim shall bear all costs and expenses recoverable against such holder under section 506(c) of the Bankruptcy Code and shall, at the Debtors' option and as specified on or prior to the Confirmation Date:

      i. have cured any defaults, other than a default of the kind specified in section 365(b)(2) of the Bankruptcy Code without acceleration and retain unaltered the legal, equitable and contractual rights to which such Allowed Secured Claim is entitled; provided, however, that the holder of such Allowed Secured Claim may only exercise such rights against the property that secures such Allowed Claim, without recourse of any kind against the Debtor or his Estate; or

      ii. be granted a Lien on property determined by the Bankruptcy Court to provide the indubitable equivalent of such holder's Allowed Secured Claim and shall receive on account of such Allowed Secured Claim, not less than once a year commencing in the later of the year following the Effective Date or the year after such a Claim becomes an Allowed Secured Claim, monthly Cash payments totaling the principal amount of such Allowed Secured Claim, plus simple interest thereon at a rate to be fixed by the Bankruptcy Court, over a period equal to the longer of six (6) years or the term remaining under the debt on which such Allowed Secured Claim is based (as originally incurred) until paid in full; or

      iii. receive the property that secures such Allowed Secured Claim in full satisfaction thereof; or

      iv. if the property which secures the Allowed Secured Claim is sold free and clear of such Lien, such Lien shall attach to the net proceeds of such sale and the resulting Claim shall be treated in any appropriate manner pursuant to this paragraph. The net proceeds of the sale of the property shall be Distributed in accordance with the priority of the Class 6 Creditor's Lien on the property sold on the later of: (x) the Effective Date, or (y) ten (10) business days after the closing of the sale of the property.

            C. Voting

      Class 6 Claims may be impaired under the Plan. If any Class 6 Creditor is impaired, such Creditor may vote to accept or reject the Plan.

      2.9 Class 7: General Unsecured Creditors

            A. Classification

      Class 7 consists of Allowed Claims of all General Unsecured Creditors.

            B. Treatment

      Each holder of a Class 7 Claim shall share Pro Rata with all other General Unsecured Creditors in all funds that are on the Effective Date or which thereafter become available to the Plan Administrator after payment of all Allowed Administrative Expense Claims, Allowed Priority Tax Claims and claims in Classes 1 and 4-6 and the Estate's post-Confirmation operating and administrative expenses. The first distribution to members of this Class shall be made as soon as practicable after the Effective Date. Future distributions shall be made on such dates and in such amounts as shall be determined in the reasonable discretion of the Plan Administrator, in consultation with the Post-Confirmation Committee.

            C. Voting

      Class 7 is impaired by the Plan and holders of Claims in Class 7 are entitled to vote to accept or reject the Plan.

      2.10 Class 8 Limited Partners

            A. Classification

      Class 8 consists of Limited Partners.

            B. Treatment

      All members of Class 8 shall receive: (a) a Pro Rata share of a five million dollar ($5,000,000) Class 7 General Unsecured Claim; (b) the right to participate in the LP Recovery Fund and the LP Offset, provided however that the participation in the LP Recovery Fund is contingent on (i) a member's vote to approve this Plan or (ii) the enforcement of the injunctions and releases described in Article VII hereof against such member of Class 8. In addition, members of Class 8 shall receive the releases described in section 7.1(b)(iii) of the Purchase Agreement, as defined herein, to the extent that such members qualify under the terms described in the Purchase Agreement. Distribution of the amounts payable to members of Class 8 pursuant to this Plan shall be made by the Plan Administrator to GFB-AS Investors, LLC to be thereafter distributed to the members of Class 8 in accordance with the terms of the Purchase Agreement, as defined herein.

            C. Voting

      Class 8 is impaired by the Plan and holders of Claims in Class 8 are entitled to vote to accept or to reject the Plan. Acceptance of the Plan by at least two-thirds in amount and more than one-half in number of the Allowed Claims of the members of Class 8 who vote to accept or reject the Plan shall bind all of the members of Class 8 to the terms of the Plan.

      2.11 Class 9 Equity Interests

            A. Classification

      Class 9 consists of the holders of Equity Interests in the Debtor.

            B. Treatment

      The holders of Class 9 Interests shall not receive or retain anything of value under the Plan unless or until the holders of claims in Classes 1-8 are paid the full amount of their Claims with interest. To the extent that the total payments received by Classes 1-8 equal the amount of Allowed Claims in Classes 1-8 with interest, all additional Cash generated by the Estate shall be distributed Pro-Rata to the holders of Class 9 Interests.

            C. Voting

      Class 9 is impaired by the Plan. Under section 1126(g) of the Bankruptcy Code, Class 9 shall be deemed to have rejected the Plan.

                                   ARTICLE III

                             DIRECTORS AND OFFICERS

      3.1 Resignations. Upon the Effective Date, the Officers and the Board of Directors of the Debtor shall resign.

      3.2 No Corporate Action Required. As of the Effective Date, the adoption, execution, delivery and implementation of all contracts, leases, documents, instruments, and other agreements related to or contemplated by the Plan, and the other matters provided for, under or in furtherance of the Plan involving action to be taken by or required of the Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by stockholders or directors of the Debtor. All documents or instruments which must be executed and delivered by the Debtor under this Plan shall be deemed appropriately executed if signed by either of the President, Chief Executive Officer, Executive Vice President or any Vice President, of the Debtor.

                                   ARTICLE IV

                           MEANS FOR EXECUTION OF PLAN

      4.1 Vesting of Assets

      Except as otherwise provided for in this Plan, on the Effective Date, all of the Debtor's right title and interest in the Multi-Family Portfolio and the Recovered Batchelor Multi-Family Interests shall be transferred to and vest in a Liquidating Trust. Except as otherwise provided for in this Plan, all other assets and property of the Debtor shall remain in the Estate but, upon the Effective Date, shall be free and clear of all claims, interests, Liens, charges and other interests of Creditors arising prior to the Effective Date. As of the Effective Date, all property and assets of the Debtor shall be free and clear of all Claims and Equity Interests of such holders, except as otherwise provided herein. Any rights or causes of action owned by or accruing in favor of the Debtor (including those arising from the Bankruptcy Code or from the

Chapter 11 Case), whether or not previously asserted, shall remain in the Estate to be pursued by the Plan Administrator.

      4.2 Plan Implementation Related to Sale Transaction.

      Pursuant to the Asset Purchase Agreement dated as of February 1, 2001 (the "Purchase Agreement") between the Debtor and GFB-AS Investors, LLC, ("GFB"), upon the Effective Date, GFB shall establish the LP Recovery Fund. Upon the payment by a Partnership of such Partnership's allocable share of the Purchase Price as set forth in Exhibit I to the Asset Purchase Agreement (including the 10% per annum return on the Purchase Price), the LP Recovery Fund shall be funded with (a) the remaining balances of the following items relating to such Partnership (i) Purchase Notes, and (ii) one hundred percent (100%) of the Deferred Sales Proceeds or one hundred percent (100%) of the managing partner's back-end interest, and (b) an amount equal to the amount, if any, of proceeds from a Capital Transaction used by the Partnership to pay such Partnership's allocable share of the Purchase Price (including the 10% per annum return on the Purchase Price). Notwithstanding the previous sentence, upon the receipt of the full Purchase Price (including the 10% per annum return on the Purchase Price), GFB shall contribute all remaining balances of (i) Investor Notes, (ii) Purchase Notes, (iii) Loans and Exchanges, (iv) Other Receivables, and (v) one hundred percent (100%) of the Deferred Sale Proceeds or the managing partner's back-end interest not previously contributed, to the LP Recovery Fund.

      Proceeds from the items contributed to this fund shall be shared only by those Limited Partners who sign or are otherwise bound by an LP Release in a form agreed upon by the Debtor, GFB - AS and the Equity Committee.

      Upon the Effective Date, Limited Partners whose Investor Note balances are prepaid at the date of a Capital Transaction (as defined in their respective Partnership Agreement) shall receive an offset against the Purchase Note purchased by GFB regarding that particular Partnership, less any recoveries by said limited partners from other sources. The LP Offset shall be paid after return to GFB equal to ten percent (10%) per annum of the allocated Purchase Price balance, and then the Purchase Price balance. Any balance of the Purchase Notes after the LP Offset would be allocated to the LP Recovery Fund upon the Effective Date.

      4.3 The Plan Administrator

            A. Designation of Plan Administrator

      Upon the Effective Date, Brian T. Moore shall become the Plan
Administrator.

            B. Duties

      The duties of the Plan Administrator shall, except as otherwise set forth in this Plan, be co-extensive with the duties exercised by a Chapter 11 Trustee. Without limitation, the Plan Administrator shall be responsible for: (i) management and administration of all Estate Property, exclusive of the Liquidating Trust, and the investment of all Cash on hand, (ii) calculation and implementation of all Distributions (except for classes 2 and 3), (iii) management of all pending litigation commenced by the Debtor prior to the Confirmation Date, (iv) investigation of potential claims of the Estate and the commencement and prosecution of litigation on behalf of the Estate, (v) resolution of all Disputed Claims against the Estate, (vi) taking all appropriate action to protect and to maximize the Estate Assets. The Plan Administrator shall take all appropriate actions to dissolve the Debtor and its corporate shell upon the liquidation of all Estate Property, including the cancellation of any and all equity interests and the Securities in the Debtor. The Plan Administrator shall not have the power to sell or otherwise dispose of the equity interests and the Securities in the Debtor.

            C. Consultation with the Post-Confirmation Committee

      The Plan Administrator shall consult with the Post-Confirmation Committee concerning all aspects of the administration of the Estate. The Plan Administrator shall use his best efforts to obtain the consent of the Post-Confirmation Committee with respect to all proposed settlements of claims asserted by the Estate, and with respect to any sale of all or a portion of the Estate's assets. In the event that the Post-Confirmation Committee does not consent to a proposed settlement or to a proposed sale of all or a portion of the Estate's assets, the Plan Administrator shall apply to the Bankruptcy Court, on written notice to counsel for the Post-Confirmation Committee for authority to enter into the proposed settlement or sale. With respect to any such application, the Plan Administrator will have the burden of demonstrating to the Court that the proposed action is in the best interest of the Estate.

            D. Retention of Professionals

      The Plan Administrator shall be authorized to retain professionals of his choosing, including, without limitation, counsel, special counsel, litigation consultants, accountants, tax preparers, computer consultants, and disbursing agents, to assist him in carrying out his responsibilities under the Plan. A professional who has been retained in the Chapter 11 case shall not be deemed ineligible to be retained by the Plan Administrator merely on account of his/her retention in the Chapter 11 case.

      The fees and expenses of all such professionals shall be borne exclusively by the Estate. All professionals may be compensated monthly upon submission of invoices to the Plan Administrator and counsel for the Post- Confirmation Committee.

            E. Further Authorization

      The Plan Administrator shall be authorized and empowered to take such actions and seek such orders, judgments, injunctions and rulings as may be necessary to further fulfill the intentions and purposes, and to give full effect to the provisions of the Plan. The Plan Administrator shall be empowered to investigate potential claims against the Estate pursuant to Section 1106(a)(3) of the Bankruptcy Code and to conduct examinations pursuant to Rule 2004 of the Bankruptcy Rules. The Plan Administrator shall further be authorized and empowered to file or record in any state or other political subdivision any documents necessary to effectuate any other aspect of the Plan.

            F. Substitution of Plan Administrator

      If the Plan Administrator shall resign, die, be removed or for any other reason refuse, cease or be unable to serve, the vacancy thus caused shall be filled by a person selected by the Post-Confirmation Committee.

            G. Withholding Taxes

      The Plan Administrator will be entitled to deduct any federal, state or local withholding taxes from any payments made with respect to Allowed Claims, as appropriate.

            H. Compensation of Plan Administrator.

      In addition to reimbursement of the reasonable, actual and necessary out-of-pocket expenses incurred, the Plan Administrator shall be entitled to compensation for services rendered pursuant to a written compensation arrangement to be submitted to the Bankruptcy Court prior to the Confirmation Hearing.

            I. Plan Administrator Standard of Care; Exculpation.

      Neither the Plan Administrator, nor any employee of the Plan Administrator or the Debtor post-Effective Date, professional, agent or representative of the Plan Administrator acting in such capacity shall be personably liable in connection with affairs of the Estate to any Claim holder, Interest holder, Limited Partner or any other Person, except for such of the Plan Administrator's or other person's acts or omissions as shall constitute bad faith, willful misconduct, gross negligence, willful disregard of their duties or material breach of this Plan. Persons dealing with the Plan Administrator, or seeking to assert claims against the Plan Administrator, the Debtor or the Estate, shall look only to the Estate to satisfy any liability incurred by the Plan Administrator, any employee of the Plan Administrator or the Debtor post-Effective Date, professional, agent or representative of the Plan Administrator to such persons in carrying out the terms of this Plan and shall have no recourse whatsoever to the Plan Administrator or any other Person.

            J. Indemnification. Except as otherwise set forth in this Plan, the Plan Administrator and any Person employed or retained by the Plan Administrator or the Debtor post-Effective Date acting in such capacity shall be defended, held harmless and indemnified by the Estate against any and all losses, Claims, costs, expenses and liabilities to which such indemnified parties may be subject by reason of such indemnified party's execution in good faith and in a manner that the Person reasonably believed to be consistent with the terms of the Plan of its, his or her duties pursuant to the discretion, power and authority conferred on such person by the Plan or the Confirmation Order; provided, however, that the indemnification obligations arising pursuant to this Section shall indemnify neither the Plan Administrator, nor any person employed or retained by the Plan Administrator or the Debtor post-Effective Date for any actions taken by such indemnified parties which constitute bad faith, willful misconduct, gross negligence, willful disregard of their duties or material breach of this Plan. Satisfaction of any obligation of the Plan Administrator arising pursuant to the terms of this Section shall be payable only from assets of the Estate and such right to payment shall be prior and superior to any other rights to receive a Distribution of the Estate's Assets.

      4.4 The Liquidating Trust

            A. Establishment of Trust and Designation of Trustee

      On the Effective Date, all of the Debtor's right, title and interest in the Multi-Family Portfolio and the Recovered Batchelor Multi-Family Interests shall be transferred and shall vest in a Liquidating Trust. Except as otherwise agreed upon by the respective parties, in writing, on the Effective Date, all of the Released Persons' rights, title and interests in their Multi-Family Partnership Interests shall also be transferred and assigned to the Liquidating Trust. Frederick Burchill shall serve as the Trustee of the Liquidating Trust. Prior to the Effective Date, the Debtor and the Creditors' Committee shall file with the Court a copy of the Liquidating Trust Agreement that shall govern the administration of the Liquidating Trust. The Liquidating Trust Agreement shall contain the following provisions:

      i. A minimum of twenty-five (25) Multi Family Properties (the "Auction Properties") shall be offered for sale in a competitive bidding process. This competitive bidding process shall commence within thirty (30) days of the later of confirmation of the Plan, or expiration of the Due Diligence Period, as defined herein. There shall be no fixed deadline for conclusion of this competitive bidding process. However, the Liquidating Trustee shall conclude the bidding process in a commercially reasonable time period. The actual sale of the Auction Properties shall occur only after the confirmation of the Plan. The Auction Properties shall be sold subject to existing mortgages, with the buyer(s) having the right to either pay off the existing mortgages, or seek the consent of the mortgagee(s) to assume the mortgages. A commercially reasonable deadline shall be fixed for obtaining the consent of mortgagees to the assumption;

      ii. On September 9, 2002, the Liquidating Trustee (or Debtor and Creditors Committee if the Liquidating Trustee has not been appointed as of that date) shall provide GFB/AS with (i) a list of the Auction Properties, (ii) access to a commercially acceptable set of due diligence materials, including HUD financial audits/statements for each of the Auction Properties, and (iii) the Stalking Horse Price. The Stalking Horse Price shall be the net amount payable to the Liquidating Trust, above and beyond existing mortgages on the properties;

      iii. GFB/AS shall have sixty (60) days from the date that the due diligence materials are made available to it (the "Due Diligence Period ") to inform the Liquidating Trustee whether it is prepared to meet the Stalking Horse Price.

      iv. If on or before the conclusion of the Due Diligence Period, GFB/AS submits to the Liquidating Trustee a firm offer for the purchase of the Auction Properties at the "Stalking Horse Price", contingent only upon necessary governmental approvals, and containing otherwise commercially reasonable provisions, it shall be deemed the "stalking horse" for the sale of the Auction Properties. If GFB/AS becomes the stalking horse, it shall be entitled to a break up fee equal to 2-1/2% of the Stalking Horse Price in the event that another bidder or bidders purchases the Auction Properties for an amount in excess of the Stalking Horse Price or the Liquidating Trustee declines to sell the Auction Properties notwithstanding the receipt of a bid in the amount of the Stalking Horse Price from GFB/AS. The break up fee shall be in full satisfaction of all entitlements of GFB/AS and Kenneth R. Asher, including all legal fees and disbursements incurred by such parties;

      v. The Liquidating Trustee shall have complete discretion with regard to the format of the competitive bidding process and the sale of the properties. This discretion shall include the right to offer the Auction Properties in smaller groups or individually. Notwithstanding the foregoing, the Liquidating Trustee shall be bound to open bulk bidding for Auction Properties at an amount equivalent to the Stalking Horse Price, plus 2-1/2% of the Stalking Horse Price, plus the amount of $250,000.00. In addition, if the Liquidating Trustee determines that it is in the bests interests of the Estate to sell the Auction Properties in two or more separate groups, than, in order to be deemed to exceed the Stalking Horse Price, the sum of the bids on individual properties or groups of properties must exceed the Stalking Horse Price by the sum of 2-1/2% of the Stalking Horse Price, plus $250,000.00;

      vi. The Debtor shall pay to GFB/AS the sum of $125,000.00, in consideration of the expenses incurred to date and to be incurred by GFB/AS with regard to its activities related to the sale of Multi-Family Properties. Such amount shall be paid to GFB/AS on the Confirmation Date. In the event that GFB/AS declines to accept the Stalking Horse

      Price, GFB/AS shall not be entitled to a break up fee or compensation of any other kind arising from its participation in this Chapter 11 case in excess of the sum of $125,000.00. In the event that GFB/AS meets the Stalking Horse Price, but is not the purchaser of the Auction Properties, the $125,000 shall be credited against the break up fee otherwise payable to GFB/AS.

            B. Establishment of Trust Accounts.

      Subject to the provisions of the Batchelor Settlement Agreement, the Liquidating Trustee shall establish and maintain a separate interest-bearing account for the deposit of distributed cash flow or net proceeds from the sale, refinancing or other disposition of properties relating to (i) the Recovered Batchelor Multi-Family Interests and (ii) the Multi-Family Portfolio exclusive of the Recovered Batchelor Multi-Family Interests. From time to time, in his reasonable discretion, the Liquidating Trustee, after reserving sufficient funds to cover actual and anticipated operating and administrative expenses of the Trust, as well as actual and anticipated costs of the properties described in the previous sentence, shall distribute (i) thirty-five percent (35%) of the net proceeds in the account attributable to the Multi-Family Portfolio exclusive of the Recovered Batchelor Multi-Family Interests to BNY and sixty-five percent (65%) of the net proceeds to the Plan Administrator for distribution in accordance with this Plan and (ii) 100% of the net proceeds in the account attributable to the Recovered Batchelor Multi-Family Interests to the Plan Administrator for distribution in accordance with this Plan. The Liquidating Trustee shall allocate the operating and administrative costs and expenses described in this paragraph 4.4B between the Recovered Batchelor Multi-Family Interests and the Multi-Family Portfolio in such manner as to be fair and equitable to all parties.

            C. Retention of Professionals

      The Liquidating Trustee shall be authorized to retain attorneys and accountants of his choosing. A professional who has been retained in the Chapter 11 case shall not be deemed ineligible to be retained by the Liquidating Trustee merely on account of his/her retention in the Chapter 11 case.

      The fees and expenses of all such professionals shall be borne exclusively by the Liquidating Trust. All professionals may be compensated monthly upon submission of invoices to the Liquidating Trustee and counsel for the Post-Confirmation Committee.

            D. Consultation with the Post-Confirmation Committee

      The Liquidating Trustee shall consult with the Post-Confirmation Committee concerning all aspects of the administration of the Liquidating Trust. The Liquidating Trustee shall use his best efforts to obtain the consent of the Post-Confirmation Committee with respect to any sale, refinancing or other disposition of all or a portion of the Multi-Family Portfolio or the underlying Multi-Family Properties. In the event that the Post-Confirmation Committee does not consent to a proposed sale, refinancing or other disposition of all or a portion of the Multi- Family Portfolio or the underlying Multi-Family Properties, the Liquidating Trustee shall apply to the Bankruptcy Court, on written notice to counsel for the Post-Confirmation Committee for authority to enter into the proposed transaction. With respect to any such application, the Liquidating Trustee will have the burden of demonstrating to the Court that the proposed action is in the best interest of the beneficiaries of the Liquidating Trust.

            E. Substitution of Liquidating Trustee

      If the Liquidating Trustee shall resign, die, be removed or for any other reason refuse, cease or be unable to serve, the vacancy thus caused shall be filled by a person selected by the Post-Confirmation Committee.

            F. Withholding Taxes

      The Liquidating Trustee will be entitled to deduct any federal, state or local withholding taxes from any payments made with respect to Allowed Claims, as appropriate.

            G. Compensation of Liquidating Trustee.

      In addition to reimbursement of the reasonable, actual and necessary out-of-pocket expenses incurred, the Liquidating Trustee shall be entitled to compensation for services rendered on a basis to be approved by the Court on or prior to the Confirmation Date.

            H. Liquidating Trustee Standard of Care; Exculpation.

      Neither the Liquidating Trustee, nor any employee of the Liquidating Trust or the Debtor post-Effective Date, professional, agent or representative of the Liquidating Trustee shall be personably liable in connection with the authorized business and affairs of the Liquidating Trust to any Claim holder, Interest holder, Limited Partner or any other Person (including but not limited to the Debtor, Plan Administrator, Liquidating Trust and Estate) except for such of the Liquidating Trustee's acts or omissions as shall constitute bad faith, willful misconduct, gross negligence willful disregard of their duties, material breach of this Plan or Liquidating Trust Agreement. Persons dealing with the Liquidating Trustee, or seeking to assert claims against the Liquidating Trust, or any employee, of the Liquidating Trust or the Debtor post-Effective Date, professional, agent or representative of the Liquidating Trustee, shall look only to the Liquidating Trust to satisfy any liability incurred by the Liquidating Trustee to such persons in carrying out the terms of this Plan and shall have no recourse whatsoever to the Liquidating Trustee.

            I. Indemnification. Except as otherwise set forth in this Plan, the Liquidating Trustee and any Person employed or retained by the Liquidating Trustee or the Debtor post-Effective Date acting in such capacity shall be defended, held harmless and indemnified by the Liquidating Trust against any and all losses, Claims, costs, expenses and liabilities to which such indemnified parties may be subject by reason of such indemnified party's execution in good faith and in a manner that the Person reasonably believed to be consistent with the terms of the Plan and the Liquidating Trust of its, his or her duties pursuant to the discretion, power and authority conferred on such person by the Plan, the Liquidating Trust Agreement or the Confirmation Order; provided, however, that the indemnification obligations arising pursuant to this Section shall indemnify neither the Liquidating Trustee, nor any person employed or retained by the Liquidating Trustee or the Debtor acting in such capacity post-Effective Date acting in such capacity for any actions taken by such indemnified parties which constitute bad faith, willful misconduct, gross negligence, willful disregard of their duties or material breach of this Plan or the Liquidating Trust Agreement. Satisfaction of any obligation of the Liquidating Trustee arising pursuant to the terms of this Section shall be payable only from assets of the Liquidating Trust and such right to payment shall be prior and superior to any other rights to receive a Distribution from the Trust.

      4.5 The Post-Confirmation Committee

            A. Establishment of Post-Confirmation Committee

      On the Effective Date, the Creditors' Committee shall be reconstituted as the Post-Confirmation Committee. The Post-Confirmation Committee shall become vested with the duties and responsibilities set forth in this Plan. The composition of the Post-Confirmation Committee shall be determined based upon those members of the Creditors' Committee who choose to serve in such capacity. In addition, BNY, in its capacity as Bank Agent shall be a member of the Post-Confirmation Committee. If any member of the Post-Confirmation Committee shall resign, die, be removed or for any other reason refuse or be unable to serve, selection of a replacement member shall be made by the remaining members of the Post-Confirmation Committee.

            B. Duties

      The Post-Confirmation Committee shall consult with the Plan Administrator and Liquidating Trustee concerning all aspects of the administration of the Estate, the Plan and the Liquidating Trust. In addition the Post-Confirmation Committee shall have all of the powers and duties granted to a creditors' committee by the Bankruptcy Code, the Bankruptcy Rules and applicable case law. The Post-Confirmation Committee shall automatically be a party to any adversary proceeding or contested matter, including any appeal, in which the Creditors' Committee had intervened or was involved prior to the Confirmation Date.

            C. Retention of Professionals

      The Post-Confirmation Committee shall be entitled to retain professionals of its choosing, including, without limitation, counsel, special counsel, litigation consultants, accountants, tax preparers, and computer consultants, to assist it in carrying out its responsibilities under this Plan. The fees and expenses of all such professionals shall be borne exclusively by the Estate. All professionals retained by the Post-Confirmation Committee may be compensated monthly upon submission of invoices to the Plan Administrator. Any disputes relating to fees shall be determined by the Bankruptcy Court.

            D. By-Laws

      The Post-Confirmation Committee shall establish by-laws, by majority vote to govern its operations.

            E. No Agency Relationship and Indemnification

      Neither the Post-Confirmation Committee nor any member thereof shall be deemed to be the agent for any of the Creditors in connection with the funds held by the Plan Administrator or the Liquidating Trustee.

            F. Reimbursement of Expenses

      The members of the Post-Confirmation Committee shall be entitled to reimbursement by the Estate of all actual costs and reasonable expenses incurred in the performance of their responsibilities under the Plan including attendance at Committee meetings.

            G. Intervention

      The Post-Confirmation Committee may raise and may appear and be heard on any issue that arises subsequent to Confirmation and shall have the right to intervene in any adversary proceeding or contested matter commenced by or against the Plan Administrator or the Liquidating Trustee.

      4.6 Cancellation and Discharge of Securities, Indentures, HSBC Bank Agreements and Other Instruments.

      On the Effective Date, all notes, bonds, debentures, indentures, bank agreements and/or other instruments evidencing or creating any indebtedness or obligation of the Debtor, including, without limitation, the Securities, the Indentures and the BNY Bank Agreement and HSBC Bank Agreements, shall be automatically cancelled, released and discharged, provided, however, that the Securities, the Indentures and the BNY Bank Agreements and HSBC Bank Agreements shall continue in effect solely for the purpose of (i) allowing the holders of the Securities to receive their Distributions hereunder, (ii) allowing the Bank Agents and the Indenture Trustee to make the Distributions to the holders of the Securities on account of their Securities, in accordance with the Bank Agents' and the Indenture Trustee's normal practices and procedures, including, without limitation, (a) advising the holders of the Securities of the Distribution(s),
(b) canceling the Securities presented to the Bank Agents and the Indenture Trustee for payment, (c) paying the holders of the Securities their respective pro rata Distributions, and (d) preparing and mailing to the holders of the Securities appropriate tax forms, if any, and (iii) permitting the Bank Agents and the Indenture Trustee to assert their respective Indenture Trustee and Bank Agent Charging Liens against such Distributions for payment of their Indenture Trustee and Bank Agent Fees.

      4.7 Surrender of Securities or Instruments.

      In order for a Securityholder to receive a distribution on account of one or more Securities (a "Certificate") each holder shall surrender his or her Certificate to the respective Bank Agent, or Indenture Trustee, as the case may be, and such Certificate shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such Securityholder unless and until such Securityholder's Certificate is received by the appropriate Bank Agent or the Indenture Trustee, or the unavailability of such Certificate is reasonably established to the satisfaction of the appropriate Bank Agent or Indenture Trustee. Any such Securityholder who fails to surrender or cause to be surrendered his or her Certificates or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the respective Bank Agent or Indenture Trustee, prior to the date which is 18 months following the respective Bank Agent's or Indenture Trustee's first notice of distribution to Securityholders, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in the first distribution or any future distributions and all property in respect of such forfeited distributions, including interest accrued thereon, shall revert to the Plan Administrator, for further distribution in accordance with this plan notwithstanding any federal or state escheat laws to the contrary.

      4.8 No Trades.

      Upon surrender and cancellation of a Certificate for a Security to the respective Bank Agent or Indenture Trustee, the transfer ledgers of the appropriate Bank Agent or Indenture Trustee shall be closed with respect to such Securityholder's Security and there shall be no further changes in the record holder of the Security. The appropriate Bank Agent or Indenture Trustee for such Security shall have no obligation to recognize any transfer of such Security occurring thereafter. The Bank Agent and the Indenture Trustee shall be entitled instead to recognize and deal for all purposes hereunder with only those holders stated on the transfer ledgers following the proper surrender and cancellation of such security as described in Article 4.7, above.

      4.9 Delivery of Distributions to Securityholders.

      Distributions to Securityholders shall be made by the appropriate Bank Agent, or Indenture Trustee, as the case may be, at the addresses contained in the official records of the appropriate Bank Agent or Indenture Trustee, following the Securityholder's surrender and cancellation of the Security as described in Sections 4.6 and 4.7 hereof. Following surrender and cancellation, and the closing of Bank Agent's or the Indenture Trustee's books, as described in Section 4.8 hereof, if any Securityholder's Distribution is returned as undeliverable, no further Distributions to such Securityholder shall be made unless and until the appropriate Bank Agent or Indenture Trustee, as the case may be, is notified of such Claimholder's then current address, at which time all missed Distributions shall be made to such Claimholder without interest. Amounts in respect of such undeliverable or unclaimed distributions shall be subject to ordinary state laws of escheatment.

                                    ARTICLE V

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      5.1 Upon the Effective Date, the Debtor shall be deemed to have rejected, without the need for any further documents or orders, in accordance with section 365(a) of the Bankruptcy Code, any executory contract(s) or leases of nonresidential real property to which the Debtor was a party on the Petition Date except those which: (a) prior to the Confirmation Date shall have been rejected by Final Order(s); (b) prior to the Confirmation Date shall have been assumed by Final Order; or (c) are otherwise addressed in the Confirmation Order.

                                   ARTICLE VI

                                 DISPUTED CLAIMS

      6.1 Objections to Claims.

      Only Claims that are Allowed shall be entitled to Distributions under the Plan. Except for claims expressly Allowed in this Plan, the Plan Administrator reserves the sole and absolute right to contest and object to any Claims filed or asserted in the Case including, without limitation, those Claims that are not listed in the Schedules, are listed therein as disputed, contingent and/or unliquidated in amount, or are listed therein at a lesser amount than asserted by the Holder of such Claim filed or asserted against. Unless otherwise ordered by the Bankruptcy Court, all objections to Claims (other than Administrative Expense Claims) shall be filed and served upon counsel to the Debtor, counsel to the Creditors' Committee and the Holder of the Claim objected to on or before the later of (a) 90 days after the Effective Date and (b) 90 days after the date (if any) on which a proof of claim is filed in respect of such Claim, or such other date determined by the Bankruptcy Court upon motion to the Bankruptcy Court without further notice or hearing.

      6.2 Procedures For Resolving Disputed Claims.

      Unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Plan Administrator, the Plan Administrator shall litigate the merits of each Disputed Claim until determined by a Final Order.

      6.3 Timing of Payments and Distributions With Respect to Disputed Claims.

      Subject to the provisions of this Plan, payments and distributions with respect to each Disputed Claim that becomes an Allowed Claim, and that would have otherwise been made had the Allowed Claim been an Allowed Claim on the Effective Date, shall be made within thirty (30) days after the date that such Disputed Claim becomes an Allowed Claim. Holders of Disputed Claims that become Allowed Claims shall be bound, obligated and governed in all respects by the provisions of this Plan.

      6.4 Disputed Claim Reserve.

      In determining the amount of Distributions to be made under the Plan to holders of Allowed Claims in Class 7, the appropriate Distribution required by the Plan shall be made according to estimates and subject to the provisions of the Plan. The Disputed Claim Reserve shall be in an amount that reasonably approximates the ratable distribution that would otherwise be made to such Claimholder assuming such claim were to be Allowed in the amount set forth on the Claimholder's proof of Claim or as estimated pursuant to agreement with the Claimholder or order of the Bankruptcy Court.

      6.5 Estimation of Claims.

      The Debtor or the Plan Administrator may, at any time, request that the Bankruptcy Court, on proper notice, estimate any Disputed Claim pursuant to
Section 502(c) of the Bankruptcy Code and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Plan Administrator may elect to pursue any supplemental proceedings to object to any ultimate Distribution to such Claim. All of the objection, estimation, settlement and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

      Notwithstanding 11 U.S. C. ss.502(e), the Court shall, upon request of the Debtor or any director or officer asserting a right to indemnification from the Debtor, estimate the amount of such claim for indemnification. The Plan Administrator shall reserve sufficient sums to make distributions on account of any claims so estimated.

      6.6 Unclaimed Distributions.

      Except with respect to distributions to Securityholders which require surrender of Certificates addressed in Article 4 hereof, if a holder of an Allowed Claim fails to present for payment a check issued to such holder pursuant to this Plan within one year afer such check is mailed, then a stop payment order shall be placed on such check and the Allowed Claim holder shall forfeit any entitlement attributable to such Distribution. Further, if any Distribution is returned as undeliverable, no further distributions to such holder of an Allowed Claim shall be made unless and until the Distribution Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions shall be returned to the Distribution Agent, with respect to distributions made by the Distribution Agent until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the first (1st) anniversary of such Distribution. After such date, all unclaimed property relating to Distributions shall revert to the Plan Administrator to be redistributed pro rata to the holders of Class 7 Claims.

Upon such reversion, the Claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

                                   ARTICLE VII

                            INJUNCTION AND DISCHARGE

      7.1 Injunctions.

      As to the Debtor and the Estate, the Confirmation Order shall provide for an injunction against the commencement or continuation of all actions, the employment of process, and all acts to collect, recover, or offset, any Claims against the Debtor and the Estate. As to the Released Persons, the Confirmation Order shall provide that the Debtor, the Estate, the Plan Administrator, the Liquidating Trust Trustee, all Claim holders, Limited Partners, Released Persons and any other person receiving or eligible to receive anything of value under this Plan will be permanently enjoined on and after the Effective Date from acting or proceeding in any manner against any Released Person in derogation of the releases contemplated by Section 7.3 hereof. In furtherance of the foregoing, the Confirmation Order shall provide that the Debtor, the Estate, the Plan Administrator, the Liquidating Trust Trustee, all persons and entities which have held, hold or may hold claims, all Limited Partners, all Released Persons and any other person receiving or eligible to receive anything of value under this Plan shall be permanently stayed, restrained and enjoined on and after the Effective Date from taking any of the following actions at law or equity: (i) commencing, conducting or continuing in any manner any action or proceeding of any kind (including any action or proceeding in a judicial, arbitral, administrative or other forum) against any Released Person directly or indirectly, any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any Released Person, or any property of any such transferee or successor, (ii) enforcing, levying, attaching (including pre-judgment attachment), collecting or otherwise recovering, by any manner or means, any judgment, award, decree or order against any Released Persons, directly or indirectly, any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any Released Person or any property of any such transferee or successor, (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien against any Released Person, any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any Released Person or (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any Released Person, or any direct or indirect transferee of any property of, or successor in interest to, any Released Person. As to the Outside Directors, the Confirmation Order shall provide the same injunctive relief as provided to the Released Persons to the extent that the Outside Directors were acting in their capacity as directors of Grand Court Lifestyles, Inc.

      Notwithstanding the foregoing but subject to the provisions contained in
Section 7.4 herein, the Injunction provided for by this Section 7.1 shall not include actions commenced against any of the Released Persons or the Outside Directors to the extent that (i) the Released Persons and Outside Directors are or were officers or directors of the Debtor; and (ii) the actions and the officers and directors are covered by the Debtor's Directors and Officers Liability Insurance or similar insurance policies which coverage actually defends, holds harmless and completely protects the affected Released Persons and Outside Directors from any and all costs and liability. The exception to the Injunction provided for in the previous sentence does not include acts, omissions, transactions or occurrences for which an indemnity is applicable pursuant to Section 7.5 hereof.

      7.2 Discharge. Except as otherwise provided herein or in the Confirmation Order, the occurrence of the Effective Date shall operate as a discharge, pursuant to and to the full extent of section 1141(d)(1) of the Bankruptcy Code, effective as of the Effective Date, of any and all Claims against the Debtor that arose at any time prior to the Confirmation Date.

      7.3 Releases.

            A. Except as otherwise provided in Section 7.1 of this Plan, on the Effective Date, the Released Persons are released from any and all claims and liabilities (including, but not limited to claims, causes of action, demands, losses, suits by or liability to the Debtor, the Plan Administrator, the Liquidating Trust Trustee or the Estate), arising from actions taken or failed to be taken by the Released Persons, and from any and all claims (including but not limited to Claims), obligations, rights, causes of action and liabilities which any holder of a claim (including but not limited to a Claim), Limited Partner, Released Persons or any other Person receiving or eligible to receive anything of value under this Plan may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising based in whole or in part upon any act, omission, transaction or other occurrence taking place on or before the Effective Date in any way relating to the Debtor, the Chapter 11 Case or the Plan. Except as otherwise provided in the Plan, on the Effective Date, the Outside Directors are released from any and all claims (including Claims), obligations, rights, causes of action and liability from which the Released Persons are released to the extent that the Outside Directors were acting in their capacity as directors of Grand Court Lifestyles, Inc.

            B. Except as otherwise expressly provided in Section 7.1 of this Plan, or the Confirmation Order, on the Effective Date, the Debtor, the Plan Administrator, the Liquidating Trust Trustee and the Estate, each holder of a Claim against the Debtor, each Limited Partner, Released Person and any other Person receiving or eligible to receive anything of value under this Plan shall be deemed to have forever waived, released and discharged all rights, obligations, demands, losses, suits, causes of action, liabilities, claims, including but not limited to Claims, in law or in equity, whether based on tort, fraud, contract or otherwise, which they heretofore possessed or hereafter may possess whether known or unknown, foreseen or unforeseen against any Released Person arising in any manner and against the Outside directors arising in their respective capacity as directors of Grand Court Lifestyles, Inc. From and after the Effective Date, any such right, obligation, demand, loss, suit, cause of action, liability or claim, including but not limited to a Claim, against any Released Person or Outside Director, as limited herein, shall, without the necessity for any further action by, or notice to, any holder, automatically be relinquished, conceded, extinguished, canceled and terminated as result of the waiver, release and discharge contained in this Section 7.3. The claims of an Equity Interest Holder, as an Equity Interest Holder, will not be released under the Plan if the Class 9 Equity Interest Holder does not receive anything of value under the Plan.

      7.4 Exculpation.

      Following the Effective Date, neither the Debtor, any of its officers, directors (including former directors and the decedents estates of former directors), employees or agents, the Plan

Administrator, the Equity Committee and members thereof, the Creditors' Committee and members thereof, the Liquidating Trust Trustee, the Bank of New York, HSBC nor any professional persons employed by any of them, shall have or incur any liability or obligation to any entity for any action taken at any time or omitted to be taken at any time in connection with or related to the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the Disclosure Statement or any contract, release or other agreement or document created or entered into, or any other action taken or omitted to be taken, in connection with the Plan or the Chapter 11 Case; provided, however, that the provisions of this sentence shall have no effect on the liability of any entity that would otherwise result from an action or omission to the extent that such action or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

      7.5 Indemnification

      Upon Confirmation, the Estate and the Liquidating Trust, jointly and severally, shall assume all of the Debtor's obligations to indemnify and or pay the expenses of the Debtor's officers and directors approved by the Bankruptcy Court during the pendency of this case to the full extent of such obligations.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

      8.1 Conditions to Confirmation. This Plan shall not be confirmed unless the Court has entered an order approving the settlement of the Adversary Proceeding commenced by BNY on the terms and conditions described herein. In addition, this Plan shall not be confirmed unless the Confirmation Order authorizes and approves inter alia:

            A. The injunctions provided for in Article VII, the indemnification provided for in Article VII and the releases described in Article VII.

            B. The agreement(s) between the Estate and each of the Released Persons holding or controlling Multi-Family Partnership Interests and general partner interests in the properties relating to the Recovered Batchelor Multi-Family Interests providing for (i) the transfer to the Estate or the Liquidating Trust of the Multi- Family Partnership Interests and general partner interests in the properties relating to the Recovered Batchelor Multi-Family Interests upon the Effective Date or if conditions precedent to such transfer (including, by way of example, HUD approval) cannot be obtained prior to the Effective Date, the provisions governing the manner and method that such Multi-Family Partnership Interests and general partner interests in the properties relating to the Recovered Batchelor Multi-Family Interests shall be dealt with prior to their transfer to the Estate or the Liquidating Trust and
(ii) the payment to the Released Persons of the Released Persons Tax Payment on the Effective Date.

      8.2 Failure of Conditions to Plan Becoming Effective. In the event that the Effective Date has not occurred within thirty (30) days from the Confirmation Date, or within such additional time as the Court may grant upon application of the Debtor and the Creditors' Committee, the Plan shall not become effective and shall be deemed null and void and of no force and effect.

                                   ARTICLE IX

                            RETENTION OF JURISDICTION

      9.1 The Bankruptcy Court shall retain jurisdiction of this case co-extensive with the jurisdiction conferred by the provisions of 28 U.S.C. ss.ss. 1334 and 157 in a case under Title 11 of the United States Code, including:

      (i)   to consider any modification of the Plan;

      (ii) to determine any and all objections to the allowance of Claims and any and all amendments of the Schedules;

      (iii) to determine any and all applications for allowance of compensation and/or reimbursement of expenses arising out of or related to the Chapter 11 Case or the administration of this Plan for periods prior to, or from and after the Confirmation Date;

      (iv) to determine any and all applications pending on the Confirmation Date for the rejection of executory contracts and unexpired leases to which the Debtor is a party and the allowance of any Claims resulting therefrom;

      (v) to determine any and all disputes and controversies arising under or relating to the Plan;

      (vi)  to enforce and administer the provisions of the Plan;

      (vii) to determine any and all applications, adversary proceedings and contested and litigated matters pending in the Chapter 11 Case on or prior to the Effective Date;

     (viii) to correct any defect, cure any omission or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of this Plan and to effectuate payments under this Plan;

      (ix) to enforce all orders, judgments, injunctions and rulings entered in connection with the Chapter 11 Case;

      (x) to determine such other matters and enter such orders as may be necessary or appropriate in aid of confirmation and to facilitate implementation of the Plan;

      (xi) to determine any and all Avoidance Actions which may be brought by or on behalf of the Debtor or the Plan Administrator; and

      (xii) to enter a Final Decree closing the Chapter 11 Case.

                                    ARTICLE X

                          MISCELLANEOUS PLAN PROVISIONS

      10.1 Full and Final Satisfaction

      As provided herein, the payments of the above Distributions shall be in full and final satisfaction, settlement, release and discharge of all obligations of the Estate to holders of Claims and Equity Interests.

      10.2 Form of Payments

      Payments to be made by the Plan Administrator to Creditors pursuant to this Plan shall be made by the Plan Administrator either: (i) by a check drawn on a domestic bank; (ii) by wire transfer from a domestic bank; or (iii) in another manner agreed to in writing by the Plan Administrator and the respective Creditor.

      10.3 Transmittal of Distributions and Notice

      Except (i) as otherwise provided in the Plan, (ii) as may otherwise be agreed by and between the Plan Administrator and the holder of a particular Claim or Interest and (iii) as to Securityholders, with respect to whom transmittal of distributions in governed by Article IV hereof, any Distribution or notice to which such Creditor shall become entitled under the provisions of this Plan shall be delivered to such holder by regular mail, postage prepaid, in an envelope addressed to such holder as the holder or its authorized agent may direct in a request filed on or before the Effective Date with the Bankruptcy Court (or filed, after the Effective Date, with the Plan Administrator), but if no such request is filed, to the address shown in the Schedules, or, if a different address is stated in the Creditor's proof of claim, then to such address.

      10.4 Nonconsensual Confirmation/Cramdown

      In the event that any impaired Class of Claims or Interests shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtor and the Creditors' Committee reserve the right to either (a) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code or (b) modify the Plan.

      10.5 Plan Administrator's Ability to Pursue Causes of Action

      Notwithstanding any other provision contained in the Plan, other than the provisions which relate to the Released Persons, all rights and causes of action held by the Debtor and/or the Plan Administrator as of the date immediately preceding the Confirmation Date, including, without limitation, actions pursuant to sections 542, 543, 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code shall, after the Confirmation Date, be property of the Estate and the Plan Administrator shall have standing with respect to any such right or cause of action. The Plan Administrator shall be authorized to delegate his power and standing to pursue any such actions to the Post- Confirmation Committee.

      10.6 Fractional Cents

      Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment may, in the Plan Administrator's or Liquidating Trustee's discretion, reflect a rounding of such amount or fraction to the nearest whole cent or dollar.

      10.7 Amendments and Modifications

      This Plan may be amended, modified or supplemented by the Debtor or the Plan Administrator before or after the Confirmation Date, in the manner provided for by Bankruptcy

Code section 1127 or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct.

      10.8 Revocation

      The Debtor reserves the right to revoke and withdraw this Plan for any reason and in its sole discretion prior to the Confirmation Date. If the Debtor revokes or withdraws this Plan, then this Plan shall be null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other Person or to prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor.

      10.9 Severability

      If, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, with the consent of the Debtor and the Creditors' Committee, each in its sole and absolute discretion shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

      10.10 Binding Effect

      The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims and Interests, and their respective successors and assigns.

      10.11 Governing Law

      Except to the extent the Bankruptcy Code or the Bankruptcy Rules or the Local Rules are applicable, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, including the laws of the State of New Jersey with respect to issues of conflicts of law.

      10.12 Headings

      The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the construction of the provisions of this Plan.

      10.13 Notices

      Any notice, demand, claim or other communication under this Plan shall be in writing, and shall be deemed to have been given: (i) upon the personal delivery thereof, (ii) upon the day of transmission, if sent by telecopy, (iii) upon the next day following if sent by overnight delivery; or (iv) upon the seventh (7th) day following mailing thereof, if sent by registered or certified mail, return receipt requested, postage prepaid. Notices shall be sent to the respective addresses of the parties set forth below, or such other address as the party may specify by notice given as herein provided:

      (a)   If to the Debtor to:

                  Grand Court Lifestyles, Inc.
                  c/o Keith Marlowe, Esq.
                  One Executive Drive
                  Fort Lee, New Jersey 07024

                  and to:

                  Sills Cummis Radin Tischman
                  Epstein & Gross, P.A.
                  One Riverfront Plaza
                  Newark, New Jersey 07102
                  Attn: Jack M. Zackin, Esq. and
                        Andrew H. Sherman, Esq.

      (b)   If to the Creditors Committee to:

                  Jack Hurson
                  26 Barney Park
                  Irvington, NY 10533

                  And to:

                  Wasserman, Jurista & Stolz
                  225 Millburn Avenue
                  Millburn, New Jersey 07041
                  Attn: Daniel M. Stolz, Esq.

      10.14 Rules of Interpretation

      For purposes of this Plan (a) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be amended, modified or supplemented; (c) unless otherwise specified, all references in the Plan to Sections, Schedules and Exhibits are references to Sections, Schedules and Exhibits of or to the Plan; (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; and (e) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

      10.15 Computation of Time

      In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006 shall apply.

                                        GRAND COURT LIFESTYLES, INC.
                                        Debtor and Debtor-in-Possession

Dated:  9/4/02                          By: /s/ Keith Marlowe
                                           -------------------------------------


                                        OFFICIAL COMMITTEE OF UNSECURED
                                        CREDITORS

Dated:  9/4/02                          By: /s/ Daniel M. Stolz
                                           -------------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I

      DEFINITIONS...............................................................

ARTICLE II

      CLASSIFICATION AND TREATMENT
      OF CLAIMS AND EQUITY INTERESTS............................................
      2.1    Administrative Expense Claims......................................
      2.2    Priority Tax Claims................................................
      2.3    Class 1: Non-Tax Priority Claims...................................
      2.4    Class 2: Holders of Secured Debentures.............................
      2.5    Class 3: Batchelor Claims..........................................
      2.6    Class 4: Investor Note Lenders.....................................
      2.7    Class 5: Holders of Liens on Caton Towers..........................
      2.8    Class 6: Others Secured Creditors..................................
      2.9    Class 7: General Unsecured Creditors...............................
      2.10.  Class 8: Limited Partners..........................................
      2.11   Class 9: Equity Interests..........................................

ARTICLE III

      DIRECTORS AND OFFICERS....................................................
      3.1    Resignations.......................................................
      3.2    No Corporate Action Required.......................................

ARTICLE IV

      MEANS FOR EXECUTION OF PLAN...............................................
      4.1    Vesting of Assets..................................................
      4.2    Plan Implementation Related to Sale Transaction....................
      4.3    The Plan Administrator.............................................
      4.4    The Liquidating Trust..............................................
      4.5    The Post-Confirmation Committee....................................
      4.6    Cancellation of Securities, etc....................................
      4.7    Distribution of Payments Pursuant to Plan..........................

ARTICLE V

      EXECUTORY CONTRACTS AND UNEXPIRED LEASES..................................


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ARTICLE VI

      DISPUTED CLAIMS
      6.1    Objections to Claims...............................................
      6.2    Procedures for Resolving Disputed Claims...........................
      6.3    Timing of Payments and Distributions with Respect to Disputed
             Claims.............................................................
      6.4    Disputed Claim Reserve.............................................
      6.5    Estimation of Claims...............................................
      6.6    Unclaimed Distributions............................................

ARTICLE VII

      INJUNCTIONS AND DISCHARGE.................................................
      7.1    Injunctions........................................................
      7.2    Discharge..........................................................
      7.3    Releases...........................................................
      7.4    Exculpation........................................................
      7.5    Indemnification....................................................

ARTICLE VIII

      CONDITIONS PRECEDENT......................................................

      8.1    Conditions to Confirmation.........................................

ARTICLE IX

      RETENTION OF JURISDICTION.................................................

ARTICLE X

      MISCELLANEOUS PLAN PROVISIONS.............................................

      10.1.  Full and Final Satisfaction........................................
      10.2.  Form of Payments...................................................
      10.3.  Transmittal of Distributions and Notice............................
      10.4   Nonconsensual Confirmation/Cramdown................................
      10.5   Liquidating Trustee's Ability to Pursue Causes of Action...........
      10.6   Fractional Cents...................................................
      10.7   Amendments and Modifications.......................................
      10.8   Revocation.........................................................
      10.9   Severability.......................................................
      10.10. Binding Effect.....................................................
      10.11  Governing Law......................................................
      10.12  Headings...........................................................
      10.13  Notices............................................................
      10.14  Rules of Interpretation............................................
      10.15  Computation of Time................................................


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